                        NUI CORPORATION AND SUBSIDIARIES
                 STATEMENT REGARDING EARNINGS TO FIXED CHARGES
                             (Dollars in thousands)

                                                                 Year Ended September 30
                                                     2001         2000         1999         1998         1997
                                                     ----         ----         ----         ----         ----
Income from continuing operations before
income taxes                                      $38,713      $44,893      $41,718      $21,024      $30,172
Add (deduct):
Adjustment related to equity
investments                                         5,295      (2,187)        (631)        (402)      (2,317)

Add:
Interest element of rentals
charged to income (a)                               2,890        2,288        3,144        3,239        3,299
Interest expense                                   25,067       21,708       21,836       20,496       21,374
                                                   ------       ------       ------       ------       ------
Earnings as defined                               $71,965      $66,702      $66,067      $44,357      $52,528
                                                    =====        =====        =====        =====        =====
Interest expense                                  $25,067      $21,708      $21,836      $20,496      $21,374
Capitalized interest                                1,548          754           83          272          186
Interest element of rentals charged
to income (a)                                       2,890        2,288        3,144        3,239        3,299
                                                   ------       ------       ------       ------       ------
Fixed charges as defined                          $29,505      $24,750      $25,063      $24,007      $24,859
                                                   ======       ======       ======       ======       ======
Consolidated ratio of earnings to fixed charges      2.44         2.70         2.64         1.85         2.11
                                                      ---          ---          ---          ---          ---


(a) Includes the interest element of rentals where determinable plus 1/3 of rental expense where no readily defined interest element can be determine